MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN
PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of the Pillar Funds (the "Trust"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Trust's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of June 30, 1999, August 31, 1999, and December 31, 1999.

Based on this evaluation, we assert that the Trust was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 1999, August 31, 1999, and December 31, 1999.

Summit Bank
By:

/s/ Richard E. Mansfield

----------------
Richard E. Mansfield
Senior Vice President



                                  Exhibit A - State Permit Report

    FUND NAME                                                   STATE                         FILING TYPE      FILE NUMBER

    The Pillar Funds

                                                                CALIFORNIA                    A = Annual       506-0312
                                                                COLORADO                      A = Annual       IC-96-11-010
                                                                GEORGIA                       O = Other        56-960452
                                                                ILLINOIS                      A = Annual       9942392
                                                                PENNSYLVANIA                  A = Annual       92-01-045MF
                                                                VIRGINIA                      A = Annual       2376

    The Pillar Funds Class A & B Prospectus

                                                                LOUISIANA                     A = Annual       63125

    The Pillar Funds-U.S. Treasury Securities Money Mkt. Fund

                                                                CONNECTICUT                   A = Annual       SI23231
                                                                DELAWARE                      A = Annual       2956
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other        S-25 95 58
                                                                SOUTH CAROLINA                A = Annual       MF9899
                                                                WEST VIRGINIA                 G = Good Until S BC-30181

    The Pillar Funds-U.S. Treasury Sec. Money Mkt. Fund, Class A

                                                                ARIZONA                       A = Annual       S-0049568-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual       SM960647
                                                                TENNESSEE                     A = Annual       RM99-0362
                                                                TEXAS                         G = Good Until S C-50187
                                                                WASHINGTON                    G = Good Until S C-53381

    The Pillar Funds-U.S. Treasury Sec. Money Mkt. Fund, Class I

                                                                ARIZONA                       A = Annual       S-0049567-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual       SM960664
                                                                TENNESSEE                     A = Annual       RM99-0362
                                                                TEXAS                         G = Good Until S C-50186
                                                                WASHINGTON                    G = Good Until S C-53371

    The Pillar Funds - Mid Cap Fund

                                                                CONNECTICUT                   A = Annual       SI23262
                                                                DELAWARE                      A = Annual       2950
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other        S-25 95 56
    FUND NAME                                                   STATE                         FILING TYPE
FILE NUMBER

                                                                SOUTH CAROLINA                A = Annual       MF9890
                                                                WEST VIRGINIA                 G = Good Until S BC-30175

    The Pillar Funds - Mid Cap Fund, Class I

                                                                ARIZONA                       A = Annual       S-0049555-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual       SM960649
                                                                TENNESSEE                     A = Annual       RM99-0362
                                                                TEXAS                         G = Good Until S C-50174
                                                                WASHINGTON                    G = Good Until S C-53379

    The Pillar Funds - Balanced Fund

                                                                CONNECTICUT                   A = Annual       SI23261
                                                                DELAWARE                      A = Annual       2944
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other        S-25 95 57
                                                                SOUTH CAROLINA                A = Annual       MF9891
                                                                WEST VIRGINIA                 G = Good Until S BC-30168

    The Pillar Funds - Balanced Fund, Class A

                                                                ARIZONA                       A = Annual       S-0049542-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual       SM960659
                                                                TENNESSEE                     A = Annual       RM99-0362
                                                                TEXAS                         G = Good Until S C-50161
                                                                WASHINGTON                    G = Good Until S C-53392

    The Pillar Funds - Balanced Fund, Class B

                                                                ARIZONA                       A = Annual       S-0054109-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual       SM970523
                                                                TENNESSEE                     A = Annual       RM99-0362
                                                                TEXAS                         G = Good Until S C-52636
                                                                WASHINGTON                    G = Good Until S C-55774
                                                                WEST VIRGINIA                 G = Good Until S MF-21933

    The Pillar Funds - Balanced Fund, Class I

                                                                ARIZONA                       A = Annual       S-0049541-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual       SM960648
                                                                TENNESSEE                     A = Annual       RM99-0362
                                                                TEXAS                         G = Good Until S C-50160
                                                                WASHINGTON                    G = Good Until S C-53380

    FUND NAME                                                   STATE                         FILING TYPE      FILE NUMBER

    The Pillar Funds - PA Municipal Securities Fund

                                                                CONNECTICUT                   A = Annual        SI 24348
                                                                DELAWARE                      A = Annual        2952
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other         S26 31 56
                                                                SOUTH CAROLINA                A = Annual        MF9896
                                                                WEST VIRGINIA                 G = Good Until S  BC-30177

    The Pillar Funds - PA Municipal Securities Fund, Class A

                                                                ARIZONA                       A = Annual        S-0049560-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual        SM960661
                                                                TENNESSEE                     A = Annual        RM99-0362
                                                                TEXAS                         G = Good Until S  C-50179
                                                                WASHINGTON                    G = Good Until S  C-53394

    The Pillar Funds - PA Municipal Securities Fund, Class I

                                                                ARIZONA                       A = Annual         S-0049559-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual         SM960660
                                                                TENNESSEE                     A = Annual         RM99-0362
                                                                TEXAS                         G = Good Until S   C-50178
                                                                WASHINGTON                    G = Good Until S   C-53393

    The Pillar Funds - International Equity Fund

                                                                CONNECTICUT                   A = Annual         SI34064
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other
                                                                SOUTH CAROLINA                A = Annual         MF9892
                                                                WEST VIRGINIA                 G = Good Until S   BC-30174

    The Pillar Funds - International Equity Fund, Class A

                                                                ARIZONA                       A = Annual         S-0049552-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual         SM960646
                                                                NEW MEXICO                    A = Annual         994716
                                                                TENNESSEE                     A = Annual         RM99-0362
                                                                TEXAS                         G = Good Until S   C-50171
                                                                WASHINGTON                    G = Good Until S   C-53382

    The Pillar Funds - International Equity Fund, Class B

                                                                ARIZONA                       A = Annual         S-0054114-QUAL
                                                                MASSACHUSETTS                 A = Annual

    FUND NAME                                                   STATE                         FILING TYPE        FILE NUMBER
                                                                MARYLAND                      A = Annual         SM970528
                                                                TENNESSEE                     A = Annual         RM99-0362
                                                                TEXAS                         G = Good Until S   C-52641
                                                                WASHINGTON                    G = Good Until S   C-55770
                                                                WEST VIRGINIA                 G = Good Until S   MF-21938

    The Pillar Funds - International Equity Fund, Class I

                                                                ARIZONA                       A = Annual         S-0049551-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual         SM960639
                                                                TENNESSEE                     A = Annual         RM99-0362
                                                                TEXAS                         G = Good Until S   C-50170
                                                                WASHINGTON                    G = Good Until S   C-53370

    The Pillar Funds - Prime Obligation Money Market Fund

                                                                CONNECTICUT                   A = Annual          SI23247
                                                                DELAWARE                      A = Annual          2953
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other           S-25 95 50
                                                                SOUTH CAROLINA                A = Annual          MF9900
                                                                WEST VIRGINIA                 G = Good Until S    BC-30178

    The Pillar Funds - Prime Obligation Money Mkt. Fund, Class A

                                                                ARIZONA                       A = Annual          S-0049562-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM960654
                                                                NEW MEXICO                    A = Annual          985647
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-50181
                                                                WASHINGTON                    G = Good Until S    C-53383

    The Pillar Funds - Prime Obligation Money Mkt. Fund, Class B

                                                                ARIZONA                       A = Annual          S-0054115-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM970522
                                                                NEW MEXICO                    A = Annual          994715
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-52642
                                                                WASHINGTON                    G = Good Until S    C-55771
                                                                WEST VIRGINIA                 G = Good Until S    MF-21939

    The Pillar Funds - Prime Obligation Money Mkt. Fund, Class I

                                                                ARIZONA                       A = Annual          S-0049561-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM960638
                                                                TENNESSEE                     A = Annual          RM99-0362

    FUND NAME                                                   STATE                         FILING TYPE        FILE NUMBER
                                                                TEXAS                         G = Good Until S    C-50180
                                                                WASHINGTON                    G = Good Until S    C-53369

    The Pillar Funds - Prime Obligation Money Mkt. Fund, Class S

                                                                ARIZONA                       A = Annual          S-0054801-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM970905
                                                                NEW MEXICO                    A = Annual          986669
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-53157
                                                                WASHINGTON                    G = Good Until S    C-56240
                                                                WEST VIRGINIA                 G = Good Until S    MF-22639

    The Pillar Funds - Tax-Exempt Money Market Fund

                                                                CONNECTICUT                   A = Annual          SI23236
                                                                DELAWARE                      A = Annual          2955
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other           S-25 95 51
                                                                SOUTH CAROLINA                A = Annual          MF9901
                                                                WEST VIRGINIA                 G = Good Until S    BC-30180

    The Pillar Funds - Tax-Exempt Money Market Fund, Class A

                                                                ARIZONA                       A = Annual          S-0049566-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM960653
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-50185
                                                                WASHINGTON                    G = Good Until S    C-53384

    The Pillar Funds - Tax-Exempt Money Market Fund, Class I

                                                                ARIZONA                       A = Annual          S-0049565-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM960637
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-50184
                                                                WASHINGTON                    G = Good Until S    C-53372

    The Pillar Funds- New Jersey Municipal Securities Fund

                                                                CONNECTICUT                   A = Annual          SI23251
                                                                DELAWARE                      A = Annual          2951
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other           S-25 95 49
                                                                SOUTH CAROLINA                A = Annual          MF9895
                                                                WEST VIRGINIA                 G = Good Until S    BC-30176

    FUND NAME                                                   STATE                         FILING TYPE     FILE NUMBER

    The Pillar Funds- NJ Municipal Securities Fund, Class A

                                                                ARIZONA                       A = Annual          S-0049558-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM960651
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-50177
                                                                WASHINGTON                    G = Good Until S    C-53386

    The Pillar Funds- NJ Municipal Securities Fund, Class I

                                                                ARIZONA                       A = Annual          S-0049557-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM960641
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-50176
                                                                WASHINGTON                    G = Good Until S    C-53374

    The Pillar Funds - Fixed Income Fund

                                                                CONNECTICUT                   A = Annual          SI23254
                                                                DELAWARE                      A = Annual          2947
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other           S-25 95 53
                                                                SOUTH CAROLINA                A = Annual          MF9894
                                                                WEST VIRGINIA                 G = Good Until S    BC-30171

    The Pillar Funds - Fixed Income Fund, Class A

                                                                ARIZONA                       A = Annual          S-0049548-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM960650
                                                                NEW MEXICO                    A = Annual          994714
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-50167
                                                                WASHINGTON                    G = Good Until S    C-53388

    The Pillar Funds - Fixed Income Fund, Class B

                                                                ARIZONA                       A = Annual          S-0054113-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM970527
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-52640
                                                                WASHINGTON                    G = Good Until S    C-55772
                                                                WEST VIRGINIA                 G = Good Until S    MF-21937

    The Pillar Funds - Fixed Income Fund, Class I

                                                                ARIZONA                       A = Annual          S-0049547-QUAL
                                                                MASSACHUSETTS                 A = Annual

    FUND NAME                                                   STATE                         FILING TYPE        FILE NUMBER
                                                                MARYLAND                      A = Annual         SM960642
                                                                TENNESSEE                     A = Annual         RM99-0362
                                                                TEXAS                         G = Good Until S   C-50166
                                                                WASHINGTON                    G = Good Until S   C-53375

    The Pillar Funds - Inter-Term Gov't Securities Fund

                                                                ALASKA                        O = Other           99-02788
                                                                CONNECTICUT                   A = Annual          SI23252
                                                                DELAWARE                      A = Annual          2949
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other           S-25 95 54
                                                                SOUTH CAROLINA                A = Annual          MF9897
                                                                WEST VIRGINIA                 G = Good Until S    BC-30173

    The Pillar Funds - Inter-Term Gov't Securities Fund, Class A

                                                                ARIZONA                       A = Annual          S-0049554-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM960658
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-50173
                                                                WASHINGTON                    G = Good Until S    C-53387

    The Pillar Funds - Inter-Term Gov't Securities Fund, Class I

                                                                ARIZONA                       A = Annual          S-0049553-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM960643
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-50172
                                                                WASHINGTON                    G = Good Until S    C-53376

    The Pillar Funds - Equity Value Fund

                                                                ALASKA                        O = Other           99-02789
                                                                CONNECTICUT                   A = Annual          SI23259
                                                                DELAWARE                      A = Annual          2946
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other           S-25 95 48
                                                                SOUTH CAROLINA                A = Annual          MF9888
                                                                WEST VIRGINIA                 G = Good Until S    BC-30170

    The Pillar Funds - Equity Value Fund, Class A

                                                                ARIZONA                       A = Annual          S-0049546-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM960657
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-50165
                                                                WASHINGTON                    G = Good Until S    C-53389

    FUND NAME                                                   STATE                         FILING TYPE FILE NUMBER

    The Pillar Funds - Equity Value Fund, Class B

                                                                ARIZONA                       A = Annual           S-0054112-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970524
                                                                TENNESSEE                     A = Annual           RM99-0362
                                                                TEXAS                         G = Good Until S     C-52639
                                                                WASHINGTON                    G = Good Until S     C-55773
                                                                WEST VIRGINIA                 G = Good Until S     MF-21936

    The Pillar Funds - Equity Value Fund, Class I

                                                                ARIZONA                       A = Annual           S-0049545-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM960644
                                                                TENNESSEE                     A = Annual           RM99-0362
                                                                TEXAS                         G = Good Until S     C-50164
                                                                WASHINGTON                    G = Good Until S     C-53377

    The Pillar Funds - Equity Income Fund

                                                                ALASKA                        O = Other            99-02790
                                                                CONNECTICUT                   A = Annual           SI23260
                                                                DELAWARE                      A = Annual           2945
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other            S-25 95 55
                                                                SOUTH CAROLINA                A = Annual           MF9889
                                                                WEST VIRGINIA                 G = Good Until S     BC-30169

    The Pillar Funds - Equity Income Fund, Class A

                                                                ARIZONA                       A = Annual           S-0049544-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM960656
                                                                TENNESSEE                     A = Annual           RM99-0362
                                                                TEXAS                         G = Good Until S     C-50163
                                                                WASHINGTON                    G = Good Until S     C-53390

    The Pillar Funds - Equity Income Fund, Class B

                                                                ARIZONA                       A = Annual           S-0054111-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM970526
                                                                TENNESSEE                     A = Annual           RM99-0362
                                                                TEXAS                         G = Good Until S     C-52638
                                                                WASHINGTON                    G = Good Until S     C-55768
                                                                WEST VIRGINIA                 G = Good Until S     MF-21935

    The Pillar Funds - Equity Income Fund, Class I

                                                                ARIZONA                       A = Annual           S-0049543-QUAL
    FUND NAME                                                   STATE                         FILING TYPE         FILE NUMBER

                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual           SM960645
                                                                TENNESSEE                     A = Annual           RM99-0362
                                                                TEXAS                         G = Good Until S     C-50162
                                                                WASHINGTON                    G = Good Until S     C-53378

    The Pillar Funds - U.S. Treasury Securities Plus M.Mkt. Fund

                                                                ARIZONA                       A = Annual          S-0049569-QUAL
                                                                CONNECTICUT                   A = Annual          SI 24350
                                                                DELAWARE                      A = Annual          2957
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM960636
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other           S26 31 57
                                                                SOUTH CAROLINA                A = Annual          MF9902
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         N = Not Register    C-50188
                                                                WASHINGTON                    G = Good Until S    C-53368
                                                                WEST VIRGINIA                 G = Good Until S    BC-30182

    The Pillar Funds - Equity Growth Fund (f/k/a Growth Fund)

                                                                CONNECTICUT                   A = Annual          SI42239
                                                                DELAWARE                      A = Annual
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other           S27 82 41
                                                                SOUTH CAROLINA                A = Annual          MF10462

    The Pillar Funds - Equity Growth Fund, Class A (f/k/a Growth)

                                                                ARIZONA                       A = Annual          S-0053275-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM970071
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-52098
                                                                WASHINGTON                    G = Good Until S    C-55271
                                                                WEST VIRGINIA                 G = Good Until S    MF-21624

    The Pillar Funds - Equity Growth Fund, Class B

                                                                ARIZONA                       A = Annual          S-0054110-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM970525
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-52637
                                                                WASHINGTON                    G = Good Until S    C-55769
                                                                WEST VIRGINIA                 G = Good Until S    MF-21934

    FUND NAME                                                   STATE                         FILING TYPE        FILE NUMBER

    The Pillar Funds - Equity Growth Fund, Class I (f/k/a Growth

                                                                ARIZONA                       A = Annual          S-0053274-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM970072
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-52097
                                                                WASHINGTON                    G = Good Until S    C-55272
                                                                WEST VIRGINIA                 G = Good Until S    MF-21623

    The Pillar Funds - Institutional Select Money Market Fund

                                                                ARIZONA                       A = Annual          S-0054800-QUAL
                                                                CONNECTICUT                   A = Annual          SI43701
                                                                DELAWARE                      A = Annual          5116
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM970906
                                                                NEW MEXICO                    A = Annual          997421
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other           S27 96 48
                                                                SOUTH CAROLINA                A = Annual          MF10782
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-53156
                                                                WASHINGTON                    G = Good Until S    C-56239
                                                                WEST VIRGINIA                 G = Good Until S    MF-22444

    The Pillar Funds - High Yield Bond Fund

                                                                CONNECTICUT                   A = Annual
                                                                DELAWARE                      A = Annual
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other           S28 43 60
                                                                SOUTH CAROLINA                A = Annual          MF11733

    The Pillar Funds - High Yield Bond Fund - Class A

                                                                ARIZONA                       A = Annual          S-0059669-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          sm981859
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-56977
                                                                WASHINGTON                    G = Good Until S    C-59760
                                                                WEST VIRGINIA                 G = Good Until S    MF-32884

    The Pillar Funds - High Yield Bond Fund - Class B

                                                                ARIZONA                       A = Annual          S-0059670-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM981860
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-56978

    FUND NAME                                                   STATE                         FILING TYPE         FILE NUMBER

                                                                WASHINGTON                    G = Good Until S    C-59757
                                                                WEST VIRGINIA                 G = Good Until S    MF-32886

    The Pillar Funds - High Yield Bond Fund - Class I

                                                                ARIZONA                       A = Annual          S-0059671-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM981861
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-56979
                                                                WASHINGTON                    G = Good Until S    C-59758
                                                                WEST VIRGINIA                 G = Good Until S    MF-32888

    The Pillar Funds - Equity Index Fund

                                                                CONNECTICUT                   A = Annual
                                                                DELAWARE                      A = Annual
                                                                NEVADA                        A = Annual
                                                                NEW YORK                      O = Other           S28 43 68
                                                                SOUTH CAROLINA                A = Annual          MF11734

    The Pillar Funds - Equity Index Fund - Class A

                                                                ARIZONA                       A = Annual          S-059666-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM981862
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-56974
                                                                WASHINGTON                    G = Good Until S    C-59756
                                                                WEST VIRGINIA                 G = Good Until S    MF-32889

    The Pillar Funds - Equity Index Fund - Class B

                                                                ARIZONA                       A = Annual          S-0059667-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM981863
                                                                TENNESSEE                     A = Annual          RM99-0362
                                                                TEXAS                         G = Good Until S    C-56975
                                                                WASHINGTON                    G = Good Until S    C-59761
                                                                WEST VIRGINIA                 G = Good Until S    MF-32885

    The Pillar Funds - Equity Index Fund - Class I

                                                                ARIZONA                       A = Annual          S-0059668-QUAL
                                                                MASSACHUSETTS                 A = Annual
                                                                MARYLAND                      A = Annual          SM981864
                                                                TENNESSEE                     A = Annual          RM99-0362

                                                                TEXAS                         G = Good Until S    C-56976

                                                                WASHINGTON                    G = Good Until S    C-59759

                                                                WEST VIRGINIA                 G = Good Until S    MF-32887

    FUND NAME                                                   STATE                         FILING TYPE         FILE NUMBER

    SBP from download not on TAFUND.dbf

                                                                CALIFORNIA                    N = Not Register
                                                                WASHINGTON                    N = Not Register

    The Pillar Funds - Mid Cap Fund, Class A (TERMED 12/31/98)

                                                                CALIFORNIA                    N = Not Register
                                                                CONNECTICUT                   N = Not Register
                                                                DELAWARE                      N = Not Register
                                                                MARYLAND                      N = Not Register    SM960655
                                                                NEW JERSEY                    N = Not Register
                                                                NEW YORK                      N = Not Register
                                                                PENNSYLVANIA                  N = Not Register
                                                                VIRGINIA                      N = Not Register

    The Pillar Funds - GNMA Fund, Class A (TERMED 12/31/98)

                                                                ILLINOIS                      N = Not Register
                                                                NEW JERSEY                    N = Not Register
                                                                NEW YORK                      N = Not Register
                                                                OUTSIDE U.S.                  N = Not Register
                                                                PENNSYLVANIA                  N = Not Register

    The Pillar Funds - GNMA Fund, Class I (TERMED 12/31/98)

                                                                CALIFORNIA                    N = Not Register
                                                                DELAWARE                      N = Not Register
                                                                NEW JERSEY                    N = Not Register
                                                                NEW YORK                      N = Not Register
                                                                PENNSYLVANIA                  N = Not Register
                                                                VIRGINIA                      N = Not Register

    The Pillar Funds - Short-Term Investment Fund, Class A

                                                                ARIZONA                       N = Not Register    S-0049564-QUAL
                                                                NEW JERSEY                    N = Not Register
                                                                NEW YORK                      N = Not Register
                                                                PENNSYLVANIA                  N = Not Register

    The Pillar Funds - Short-Term Investment Fund, Class I

                                                                COLORADO                      N = Not Register
                                                                CONNECTICUT                   N = Not Register
                                                                DISTRICT OF COLUMBIA          N = Not Register
                                                                GEORGIA                       N = Not Register
                                                                MASSACHUSETTS                 N = Not Register
                                                                MARYLAND                      N = Not Register    SM960640

                                                                NEW JERSEY                    N = Not Register
                                                                NEVADA                        N = Not Register
                                                                NEW YORK                      N = Not Register

    FUND NAME                                                   STATE                         FILING TYPE         FILE NUMBER

                                                                OUTSIDE U.S.                  N = Not Register
                                                                PENNSYLVANIA                  N = Not Register
                                                                SOUTH CAROLINA                N = Not Register
                                                                TEXAS                         N = Not Register    C-50182

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Trustees of
  The Pillar Funds and the
  Securities and Exchange Commission:

We have examined management's assertion about the U.S. Treasury Securities Money Market, Prime Obligation Money Market, Tax-Exempt Money Market, U.S. Treasury Securities Plus Money Market, Institutional Select Money Market, Fixed Income, High Yield Bond, New Jersey Municipal Securities, Intermediate-Term Government Securities, Pennsylvania Municipal Securities, Equity Growth, Equity Value, Equity Income, Equity Index, Mid Cap, and Balanced Funds of The Pillar Funds' (the "Trust") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of August 31, 1999, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Trust's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Trust's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Trust's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of August 31, 1999, and with respect to agreement of security purchases and sales, for the period from June 30, 1999 (the date of our last examination) through August 31, 1999:

      We agreed a sample of securities shown on the books and records of The Pillar Funds as of August 31, 1999 to the safekeeping reports of Summit Bank, the custodian, noting agreement of quantity and description, except for securities purchased/sold but not received/delivered, pledged, or out for transfer on that date, as to which we obtained documentation from the brokers.

      For all securities shown on the safekeeping reports of Summit Bank as of August 31, 1999 which were designated as being held by institutions in book entry form (which include but are not limited to securities owned by The Pillar Funds), we confirmed all such securities with those institutions which use the book entry method of accounting for securities (Bank of New York, Federal Reserve Bank and The Depository Trust Company, the subcustodians). For a sample of securities on the safekeeping reports of Summit Bank, we noted that the quantities and descriptions of such securities listed on the safekeeping reports agreed with the confirmations or that discrepancies were resolved. We tested, on a sample basis, the resolution of such reconciling items between the custodian and subcustodians.

      We confirmed repurchase agreements shown on the books and records of The Pillar Funds as of August 31, 1999 by correspondence with the brokers and the application of alternative procedures with respect to unsettled repurchase agreement transactions, noting agreement of quantity and description. We also agreed the underlying collateral for such repurchase agreements, as confirmed by such brokers, with the Summit Bank safekeeping reports, noting that such collateral was held for the account of The Pillar Funds.

      We agreed a sample of security purchases and security sales since our last report from the books and records of the Trust to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Trust's compliance with specified requirements.

In our opinion, management's assertion that the U.S. Treasury Securities Money Market, Prime Obligation Money Market, Tax-Exempt Money Market, U.S. Treasury Securities Plus Money Market, Institutional Select Money Market, Fixed Income, High Yield Bond, New Jersey Municipal Securities, Intermediate-Term Government Securities, Pennsylvania Municipal Securities, Equity Growth, Equity Value, Equity Income, Equity Index, Mid Cap, and Balanced Funds of The Pillar Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 31, 1999, with respect to securities reflected in the investment account of the Trust is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of The Pillar Funds and the Securities and Exchange Commission and should not be used for any other purpose.

ARTHUR ANDERSEN LLP

Philadelphia, Pennsylvania
October 29, 1999